                                                                     EXHIBIT 10P




                                       LEASE AGREEMENT

      THIS LEASE AGREEMENT made the 6th day of APRIL, 1996, to be effective February 1, 1996, by and between WILLIAMSBURG SHOPPING CENTERS, INC., a Virginia corporation with its principal place of business at 9330 Mellenbrook Road, Columbia, Maryland 21045 (the "Landlord") and GEORGE MASON BANK, a Virginia corporation with its principal place of business at 4221 Walney Road, Chantilly, Virginia 22021 (the "Tenant"):

      WITNESSETH, That:

1.    LEASED PREMISES:          In consideration of the covenants herein
                                contained, Landlord hereby lets to Tenant and Tenant hires from Landlord that portion of the building located at 6402 Williamsburg Boulevard, Arlington, Virginia 22213, containing approximately 1,200 square feet as shown on "Exhibit A" attached hereto and made a part hereof, with the right to use the parking areas located on the property along with the other tenants of the building, for a term of five (5) years commencing on the 1st day of February, 1996, and ending on the 31st day of the January, 2001.

2.    RENT:                     Tenant hereby covenants and agrees to pay
                                Landlord the sum of THIRTY THOUSAND DOLLARS
                                ($30,000) per year for each year of the term of this lease, in equal monthly installments of TWO
                                THOUSAND FIVE HUNDRED DOLLARS ($2,500), payable in advance no later than the 1st day of every calendar month of the term of this lease
                                (commencing on February 1, 1996), hereinafter designated as the "base rent". All said payments shall be made at the office of Landlord, set forth above, or at such other place as Landlord shall from time to time designate by written notice. There shall be a late charge of $150 for any monthly installment not received by the fifth (5th) day of the month.

                                In addition, Tenant shall also pay as rent, its proportionate share (5.4%) ("proportionate share"), which is its square footage rented versus total square footage of the building, hereinafter referred to as its proportionate share) of any real estate taxes and assessments and sewer charges. (Currently taxes are due no later than 1/2 on June 30 and 1/2 on December
                                30). Landlord shall notify Tenant of the receipt of the tax bill and the amount of tax owed by Tenant. Thereupon, Tenant shall pay Landlord its share of the taxes and sewer charges no later than five (5) days of receipt of such notification by Landlord. Landlord shall further prorate Tenant's proportionate share of taxes and assessments to be paid by Tenant for any partial tax periods occurring during the lease.

                                Notwithstanding anything to the contrary contained in this Lease, "Real Estate Taxes" shall not include any of the following:

                                1.       tax upon Landlord's net income or
                                         profits.

                                2. federal, state or local income taxes, franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes.

                                3. the portion of real estate taxes that is allocable to any building capital improvements made after the Building was fully assessed as a completed and occupied unit and the Lease was signed shall not be included, except to the extent that the additional improvements directly benefit all tenants, or at least directly benefit the Tenant.

                                4.       any fines, interest or penalties
                                         incurred by Landlord by reason of
                                         Landlord's failure to pay in a timely
                                         manner any real estate taxes.

                                5.       any taxes based on increases in
                                         assessed value due to (a) any sale,
                                         transfer or conveyance of the Building
                                         or Land including any of Landlord's
                                         right, title or interest thereto; (b)
                                         the creation of a net lease; (c) any
                                         mortgaging or refinancing of the
                                         Building or the Land; (d) improvements
                                         for other occupants of the property;
                                         (e) capital improvements to the
                                         Building which do not benefit Tenant;
                                         and (f) increases in the rentable area
                                         of the Building and additions to the
                                         Land.

                                Notwithstanding anything to the contrary contained in this Lease, in the event any real estate taxes are payable in installments over time, then Landlord shall elect (or shall be deemed for purposes hereof to have elected) to pay such taxes over the maximum permissible number of installments. Any interest or fee charged by the taxing authority as a condition to Landlord's right to pay such taxes in installments may be included in real estate taxes. Landlord shall pay all real estate taxes by the date due, and shall, upon Tenant's written request, furnish Tenant with evidence of such payment. Real estate taxes shall be deemed to assume that the Building and that portions of the Land (including only that much of the parking area required to satisfy existing Arlington zoning requirements to fully park the Building) upon which the Building is located constitute a separate tax lot, and that the Building is the only building on said portion of the Land. If, however, either assumption is not correct, then the real estate taxes attributable to the Building shall be those allocated to the Building on the tax rolls or the records of the tax assessor. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to contest tax assessments if Landlord does not, and to recover amounts earlier paid resulting from a successful contest together with the reasonable costs of the contest (including reasonable attorneys' fees).

3.    COMMON AREA
      MAINTENANCE:              Landlord agrees that it will properly maintain
                                and operate the Common Areas, as hereinafter defined, and shall keep same in good order and condition and maintain existing lighting. The obligation of the Landlord shall consist of the prompt repairing, re-striping, repaving, resurfacing and resealing, when required, of the Common Areas, the maintenance and repair of all curbing and directional marker, the prompt removal of snow and ice, landscaping, common area utility usage, and maintaining existing lighting during all hours of darkness that Tenant shall be open for business. Landlord will also assume responsibility for the maintenance of any property boundary walls and catch basins in the parking lot. Any trash removal costs for the Common Areas shall not include any costs attributable to the removal of trash of any tenant in the Building. Common Areas shall be defined as all Building sidewalks, ramps, paved parking areas, paved service areas, signs, lighting/and all means of ingress, egress, acceleration, deceleration and circulation for the aforesaid parking and service areas of the Building to and from public streets and roadways bordering the Building now or hereafter made available or maintained by Landlord in connection with the Building. All of the aforesaid obligations of Landlord shall be performed in accordance with good and accepted shopping center practices throughout the term, Landlord recognizing that the Common Areas must be available, in good order and condition, to serve Tenant's customers, employees and vendors.

                                Provided Landlord complies with the provisions of this Article, Tenant agrees to pay to Landlord its proportionate share of the Common Area Maintenance ("CAM") costs incurred by Landlord in fulfilling its obligations and for no other costs. CAM costs will not include any management, administrative, accounting, data processing or audit fees; and will not include capital expenditures or capital improvements made by Landlord to the Common Areas. Any sum payable to Landlord under this Article shall be paid by Tenant within thirty (30) days, but not more than twice annually, after receipt from Landlord of demand therefor, accompanied by detailed documentation, including copies of all receipted bills and by a computation of Tenant's percentage share.

                                "CAM Costs" shall mean only those normal, reasonable and customary expenses, charges and fees consistent with similar first-class office buildings in Arlington County, Virginia which are actually incurred by the Landlord but only to the extent incurred in connection with the management, operation, maintenance, servicing, cleaning, and insuring of the demised premises or the building containing the demised premises. All CAM Costs shall be determined according to generally accepted accounting principles, consistently applied ("GAAP").

                                Notwithstanding anything to the contrary contained in this Lease, in the event there exists a conflict as to an expense which is specified to be included in CAM Costs and is also specified to be excluded from CAM Costs as hereinafter described, the exclusions listed below shall prevail and the expenses shall be deemed excluded. Notwithstanding anything to the contrary contained in this Lease, "CAM Costs" shall not include the following:

                                (1) any ground lease rents;

                                (2) any and all costs, expense, fine and interest payments (including but not limited to capital expenditures) incurred or required to be paid due to Landlord's failure to comply with applicable Legal Requirements (hereinafter defined);

                                (3) costs incurred for capital improvements reasonably expected to reduce CAM Costs above the amount actually saved as the result of such capital improvements;

                                (4) costs incurred by Landlord for the repair of damage to the building containing the demised premises or the demised premises to the extent that Landlord is entitled to be reimbursed by insurance (or would have been entitled had Landlord carried the insurance required to be carried hereunder by the Landlord), or other third parties, and costs attributable solely to a particular tenant of the building containing the demised premises;

                                (5) depreciation and amortization of any type, except on materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party's services, all as determined according to GAAP, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

                                (6) leasing commissions, attorney's fees, and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other third parties;

                                (7) subject to Item No. (3) above, costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined under GAAP;

                                (8) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are not provided to another tenant or occupant;

                                (9) costs incurred by Landlord due to the violation by Landlord or any other tenants of the terms and conditions of any lease;

                                (10) interest, principal, points and fees on debt or amortization on any mortgage or mortgages or any other debt instrument;

                                (11) any compensation paid to clerks.
                                attendants, or other persons in commercial concessions operated by Landlord or in the parking areas;

                                (12) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature;

                                (13) all items and services for which Tenant or any other tenant reimburses or should be reimbursing Landlord and which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

                                (14) advertising and promotional expenditures, and costs of signs identifying the Landlord or any tenant;

                                (15) electric power costs for which any tenant directly contracts with the local public service company;

                                (16) services provided and costs incurred in connection with any operation of any retail, restaurant or deli or garage operations, if any;

                                (17) costs incurred in connection with
                                replacing, repairing, retrofitting or upgrading to comply with ADA, handicapped, life, fire and safety codes in effect from time to time;

                                (18) costs incurred in connection with
                                alternatives to chlorofluorocarbons and related equipment;

                                (19) wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or management agents or anyone else over the level of building supervisor; wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or management agent; and wages, salaries, fees and fringe benefits paid to construction supervisory personnel;

                                (20) the cost of any repair made by Landlord because of the condemnation or total or partial destruction of the demised premises or the building containing the demised premises;

                                (21) the cost of overtime or other expense to Landlord due to Landlord's defaults or incurred while performing work expressly provided in this lease to be borne at Landlord's expense;

                                (22) allowances, concession, permits, licensees, inspections, and other costs and expenses incurred in completing, fixturing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants;

                                (23) after hours or overtime HVAC costs or electricity costs if chargeable or charged separately to other tenants;

                                (24) any cost representing an amount paid for first class services and/or materials to a related person, firm, or entity to the extent such amount exceeds the amount that would be paid for such first class services and/or materials at the then existing market rates to an unrelated person, firm, or entity;

                                (25) costs incurred due to the late payment of taxes, utility bills or other amounts owing, so long as Landlord was obligated to make such payments and did not in good faith dispute the amount of such payments;

                                (26) general overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent, except reasonable expenses incurred in connection with the on-site operations of the property management office, on a prorated basis to the extent such operations are directly servicing the Building;

                                (27) increased insurance premiums caused by Landlord's or any tenant's hazardous or prior acts or omissions;

                                (28) moving expense costs of tenants;

                                (29) costs incurred for any items to the extent Landlord is entitled to or recovers under a manufacturer's, materialmen's vendor's or contractor's warranty;

                                (30) costs of acquisition of sculpture,
                                paintings, or other objects of art;

                                (31) the rent or expenses in lieu of rent for any storage space or other facilities for the benefit of Landlord;

                                (32) costs incurred to test, survey, clean up, contain, abate, remove or otherwise remedy hazardous materials and/or indoor air quality problems;

                                (33) costs directly resulting from the
                                negligence or misconduct of Landlord or its employees, agents, contractors or employees;

                                (34) costs or fees relating to the defense of Landlord's title or interest;

                                (35) costs or expenses incurred by Landlord in financing, refinancing, pledging, selling, granting or otherwise transferring or encumbering its ownership rights;

                                (36) cost of installing, operating and
                                maintaining any specialty service operated by the Landlord, such as an athletic or recreational club;

                                (37) any other expenses that under GAAP would not be considered normal maintenance, repair, management, or operation expenses. CAM Costs shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord's managing agent in the purchase of any goods, utilities or services. If any amounts comprising CAM Costs are incurred not just with respect to an office area, but also with respect to a retail area, then Landlord shall reasonably allocate such amounts between the office and retail areas. Such allocation shall be made on a fair and equitable basis, based on the usage of or benefits received from the service, utility or item in question. Landlord shall not recover more than 100% of the CAM Costs actually incurred by Landlord.


4.    USE OF PREMISES:          Tenant may use the demised premises or any part
                                thereof for any lawful purpose, including any retail use and including the operation of a branch bank. If the Tenant desires to use the premises for other purposes it must obtain the Landlord's prior written approval, which shall not be unreasonably withheld. The Tenant understands that in deciding whether to grant such approval, the Landlord can consider the economic effect of such change upon the other tenants and the nature of the Building.

5.    ALTERATIONS:              Tenant shall have the right to install Automatic
                                Teller Machines (ATMs), night depositories, alarm and security systems, vaults, safes, safe deposit boxes, tellers' cages, etc., as required for Tenant's business; and upon termination of the Lease, Tenant may remove such installations at it sole cost and expense. To the extent that Tenant installs vaults and safes, or undertakes structural alterations, then, prior to installation, Tenant shall take all necessary actions to endure that such installation or alteration does not adversely affect the structural integrity of the Building. Tenant may make any and all alterations to the demised premises provided, however that if permits are required from the applicable governmental authorities as a precondition to undertaking such alterations, Tenant shall provide copies of its plans for such alterations, if any, to Landlord.

6.    SIGNAGE:                  Tenant shall have the right to retain its
                                exterior building signage currently displayed. A
                                Pylon sign shall be erected by Landlord to advertise the Shopping Center, Tenant shall have the right to place a sign on such pylon in accordance with the attached and incorporated signage plan.

7.    REPAIRS AND
      RETURN OF
      PREMISES:                 Tenant shall, at its expense, keep the interior
                                nonstructural portions of the demised premises
                                (including floor coverings, ceiling tiles, paint and plate glass and including plumbing, HVAC and electrical systems contained within the demised premises) in good working order and repair.
                                Except as otherwise provide above, Landlord shall make all other repairs and replacements to the demised premises and the building containing the demised premises, including but not limited to the roof, floor, walls and structural portions of the demised premises, as well as the HVAC system serving the demised premises. Tenant agrees that the termination of this Lease, by lapse of time or otherwise, to return said demised premises to Landlord in as good condition as when received, ordinary wear and tear, casualty loss and loss by condemnation accepted. In addition to the foregoing and notwithstanding anything to the contrary contained in this Lease, it is agreed that Landlord and not Tenant shall be responsible for complying with any present or future laws, rules or regulations of federal, state, county, municipal or other governmental authorities or any of their departments, commissions, boards or agencies or with any direction or recommendation of any public officer or officers pursuant to law, or with any orders or notices of the National Board of Fire Underwriters or any requirements of any insurer of the demised premises or any part thereof, including but not limited to The Americans With Disabilities Act.

8.    ASSIGNMENT &
      ALTERATIONS:              Tenant may assign this Lease or sublet all or
                                any portion of the demised premises for any lawful retail use or as a branch bank without the approval of the Landlord. Notwithstanding the foregoing, in the event that Tenant's sublessee or assignee intends to operate the demised premises for the sale of fabric or sewing notions, health and beauty aids, greeting cards or prescription drugs or as a gift store, drug store or candy store, Tenant's right to sublease or assign shall be subject to Landlord's prior written consent which shall not be unreasonably withheld, conditioned or delayed. All additions, fixtures and improvements made in or upon said premises by Landlord shall be the Landlord's property and shall remain upon said demised premises at the termination of the this Lease. Any additions, fixtures and improvements made by the Tenant may be removed by Tenant upon the termination of this Lease, provided that Tenant makes any necessary repairs to the area caused by the removal.

9.    UTILITIES &
      HVAC: Landlord shall furnish the necessary plumbing, electrical and HVAC systems to provide adequate environmental conditions and use of the demised premises all in quantities commensurate with those expected in a first class office building in the Arlington, Virginia area. The parties acknowledge that the premises are currently equipped with plumbing, electric and HVAC and that Landlord will not be making any alterations or modifications to those systems. In addition, Landlord will not furnish such systems as are made necessary by any approved improvements to the premises made by Tenant including modifying the sewer/drainage systems.

                                In addition, the Tenant shall be responsible for its proportionate share of unmetered utility charges. To the extent that the premises are individually metered for electric, gas, and water, Tenant shall arrange for those utilities directly with the utility companies. Any such utility bills shall be paid on time and any charges for Tenant's proportionate share of unmetered utility charges shall be paid within five (5) days of receipt of written request for payment.

                                In the event that Tenant is prevented from using and does not use the demised premises or any part thereof for five (5) consecutive business days or ten (10) days in any twelve (12) month period (the "Eligibility Period") as a result of any damage or destruction to the demised premises, or any repair, maintenance or alteration performed by Landlord after the date of this Lease which interferes with the Tenant's use of the demised premises or any failure to provide utility services or access to the demised premises, or because of an eminent domain proceeding or because of the presence of hazardous substances in, on or around the demised premises or the Building containing the demised premises which could in the Tenant's business judgment and taking into account the Requirements of any governmental authority with respect to hazardous substances, pose a health risk to the occupants to the demised premises (the foregoing circumstances being referred to as the "Suspension Events") then, all rent and all charges due hereunder shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using and does not use, the demised premises or a portion thereof in the proportion that the rentable area of the portion of the demised premises that Tenant is prevented from using and does not use, bears to the total rentable area of the demised premises. However, in the event that Tenant is prevented from so conducting, and does not conduct its business in any portion of the demised premises for a period of time in excess of the Eligibility Period and the remaining portion of the demised premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after the expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, all rent and additional charges for the entire demised premises shall be abated. If Tenant's right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the demised premises, Tenant's abatement period shall continue until Tenant has been given sufficient time, and sufficient access to the demised premises to rebuild the portion of the demised premises that is required to rebuild (if any) to install its property, furniture, fixtures and equipment, and to move in over one weekend. If Tenant is prevented from using and does not use substantially the entire demised premises for a period of excess of thirty (30) days after a Eligibility Period because of the occurrence of a Suspension Event, Tenant may at its option thereafter, terminate this Lease by notice in writing to Landlord.

10.   DEFAULT:                  It is further covenanted and agreed by and
                                between the parties hereto that if Tenant shall fail to pay the rent herein reserved, or any installment thereof, within ten (10) days after written notice from Landlord accurately stating that the same has not been paid when due, or Tenant shall fail to keep and perform any other covenant or agreement herein on Tenant's part to be performed, provided that Tenant shall have a thirty (30) day cure period for any such default or such longer period as is reasonable in the circumstances given the nature of the obligation and the ability to cure such default within the prescribed time, then the term hereby created, at the option of Landlord, shall cease and terminate, and said nonpayment of rent or breach of covenant shall operate as a Notice to Quit, all and every other kind of notice to quit being hereby expressly waived, and said Landlord or its assigns shall have the right to distrain for rent in arrears, or take such other action as Landlord may be advised, and reentry by Landlord shall not operate to cancel this lease, but all liability herein imposed upon and assumed by Tenant shall remain and continue. Landlord shall have the right also to recover possession of said premises forthwith upon any nonpayment of rent and breach of covenant without any further notice to quit or otherwise.

11.   RULES &
      REGULATIONS:              Tenant agrees to comply with all the reasonable
                                rules and regulations now or at any time hereafter during the existence of this lease adopted by Landlord, and posted in or about the said building, or otherwise brought to the attention of Tenant, provided that the same do not conflict with any right of Tenant under this lease. Landlord shall apply all such rules and regulations equally to all tenants of the Building contained in the demised premises.

12.   DAMAGE TO THE
      DEMISED
      PREMISES:                 If the demised premises shall be damaged by fire
                                or other cause, Landlord shall diligently and as soon as practicable after such damage occurs repair such damage to the demised premises
                                (excluding the Tenant's personal property) at the expense of Landlord. Notwithstanding the foregoing, (i) if the demised premises or the building containing the demised premises is damaged by fire or other cause to such an extent that, in Landlord's or Tenant's reasonable judgment, the damage cannot be substantially repaired within two hundred (200) days after the date of such damage then either Landlord or Tenant within sixty (60) days from the date of such damage may terminate this Lease by written notice to the other. If either Landlord or Tenant terminates this Lease, the rent and all other charges due hereunder shall be apportioned and paid to the date of such damage. If neither
                                Landlord nor Tenant so elects to terminate this Lease but the damage required to be repaired by Landlord is not repaired within two hundred
                                (200) days from the date of such damage (such two hundred (200) day period to be extended by the period of any delay outside the direct control of Landlord plus a reasonable period for a satisfactory settlement with any insurance company involved), Tenant, within ten (10) days from the expiration of such two hundred (200) day period (as the same may be extended), may terminate this Lease by written notice to Landlord. During the period that Tenant is deprived of the use of all or any portion of the demised premises, all rent and other charges due hereunder shall be abated.

13.   CONDEMNATION:             If, in Tenant's reasonable opinion, a
                                substantial portion of the demised premises or the building containing the demised premises shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), then the term of this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and rent and all other charges due hereunder shall be prorated to the date when title vests in such governmental or quasi-governmental authority. If, in Tenant's reasonable opinion less than a substantial part of the demised premises or the building containing the demised premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose
                                (including, without limitation, sale under threat of such a taking), all rent and other charges due hereunder shall be reduced by the ratio that the portion so taken bears to the rentable square footage of the demised premises before such taking, effective as of the date when title vests in such governmental or quasi-governmental authority, and this Lease shall otherwise continue in full force and effect. Tenant hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as compensation or damages as a result of such taking; provided, however, that Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant's personal property.

14.   NOTICES:                  All notices and demands authorized or required
                                to be given to Tenant and landlord hereunder will be sent in writing by Certified Mail, overnight courier service, or hand delivery to the addresses, set forth above, or at such other place as the parties shall from time to time designate by written notice.

15.   INUREMENT
      & WAIVER:                 All covenants are, as the case may require,
                                binding and shall inure to the benefit not only of Landlord and of Tenant, but also to their respective heirs, legal representatives and permitted assigns, unless otherwise contrary to the provisions of this lease. Waiver of any specific covenant or provision without this lease. Waiver of any specific covenant or provision within this lease agreement in any single instance shall not operate as a blanket waiver or otherwise affect any of the terms and provisions herein, or of any subsequent breach thereof.

16.   ACCESS TO
      PREMISES:                 Tenant further covenants that Landlord or its
                                agent shall have access to said premises at any time after reasonable notice for the purpose of inspection, or in the event of fire or other property damage, or for the purpose of making any repairs, emergency or otherwise, that Landlord considers necessary or desirable.

17.   SUBORDINATION:            Provided Landlord provides to Tenant a
                                subordination, nondisturbance and attornment agreement satisfactory in all respects to Tenant from any mortgagee, Tenant agrees that the lien of this leasehold shall be subordinated to the lien of any construction loan or permanent financing secured upon the said premises by Landlord, which subordination shall be effected by the recordation of a proper instrument among appropriate land records by Landlord without signature of Tenant. Tenant agrees to execute such further reasonable assurances, including subordination agreements and estoppel letters, as may be reasonably required by Landlord.
                                Notwithstanding the foregoing or anything else to the contrary in his lease, so long as

                                Tenant is not in any breach of any material provision of this lease, Tenant shall have the sole right to quiet enjoyment, use and occupancy of the demised premises without interruption or interference from Landlord, any mortgagee or lienholder or any other third party.

18.   RISK OF LOSS,
      INSURANCE:                Tenant agrees that all personal property in said
                                premises shall be and remain at the sole risk of Tenant, and Landlord shall not be liable to Tenant, its employees, agents, contractors, business invitees, licensees, customers, clients, family members, guests or other persons, for any damage to or loss of such personal property or bodily injury arising from any act or acts of negligence of any person or persons, or from the leaking roof, or from the bursting, leaking or overflowing of water, sewer or steam pipes, or from heating or plumbing fixtures, or from any other cause whatsoever, and Tenant agrees not to do anything or permit anything to be done or brought on to the premises which shall increase the rate of fire or similar insurance on the building. If the rate of fire or similar insurance on the building increases because of Tenant's possession of the property for any reason, such increase shall be paid by Tenant no later than five (5) days of receipt of such notification by Landlord. Tenant agrees to indemnify and hold
                                Landlord, its offices and agents, harmless from and against any and all liability and expense of any nature, including court costs and attorney's fees, arising out of or connected with Tenant's use and occupancy of the premises. In addition, Tenant agrees to maintain liability insurance for bodily injury and property damage of at least $1,000,000/$1,000,000.

                                In addition, Tenant shall pay its proportionate share of insurance maintained by the Landlord on the Building within five (5) days of receipt of request for payment.

                                Notwithstanding anything to the contrary contained in this Lease, beginning on the date of this Lease and at all times thereafter during the term of this Lease, the Landlord shall maintain:

                                1. standard "all-risk" casualty insurance, covering the demised premises and the building containing the demised premises and all leasehold improvements therein and all personal property of Landlord located therein in amounts at least equal to full replacement cost at the time in question, but in no event less than such coverage as is required to avoid coinsurance provisions;

                                2. commercial general liability insurance against claims for property damage or loss, bodily injury or death, personal injury, products liability, and contractual liability, naming Tenant as an additional insured and having a cross-liability endorsement, providing combined single limit coverage on an occurrence basis in the amount of $1,000,000; such policy (or policies) shall be primary coverage which do not contribute to and are not in excess of coverage which Tenant may carry.

                                3. employer's liability insurance with a minimum limit of $1,000,000 for bodily injury;

                                4. workmen's compensation insurance in statutory limits;

                                5. rental income insurance in an amount equal to twelve (12) months of rent (including CAM costs payable by Tenant) under this Lease; and

                                6. such other insurance coverages as are customarily carried by similar landlords of comparable first class office buildings located in the Northern Virginia area.

                                In no event shall the limits of such policy be considered as limiting the liability of Landlord under this Lease.

                                At the Tenant's request the Landlord shall furnish the Tenant a certificate or certificate of insurance certifying that the insurance coverage required hereby is in force. Any insurance required by the terms of this Lease to be carried by the Landlord may be under a blanket policy (or policies) covering other properties of the Landlord and/or its related or affiliated corporations. If such insurance is maintained under a blanket policy, the Landlord shall procure and deliver to the Tenant a statement from the insurer or general agent of the insurer setting forth the coverage maintained and the amounts thereof allocated to the risks intended to be insured hereunder. Notwithstanding any other provision of this Lease, Landlord hereby waives any claims it may hereafter have against Tenant on account of any damage for which Landlord is covered by insurance required to be carried by the Landlord hereunder or under any other insurance actually carried by Landlord.

                                Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each waive any and all rights to recover against the other or against any other tenant or occupant of the building containing the demised premises, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of such other party or of such other tenant or occupant, for any loss or damage to such waiving party arising from any cause (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible) covered by any insurance required to be carried by such party pursuant to this Lease (or which would have been covered by had the insurance been carried as required hereby) or any such insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant will, from time to time upon reasonable request by the other party, cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies as required hereunder. This provision is intended to restrict each party to recovery against insurance carriers and waive fully any rights and/or claims which might give rise to a right of subrogation in any insurance carrier.

19.   HOLDOVER:                 It is hereby agreed that, in the event Tenant
                                holds the premises over after the expiration of the specific period provided in this lease, said tenancy shall be at a rate per month equal to 125% of the monthly rent payable by Tenant immediately preceding the expiration of this Lease, and under the terms and conditions of this lease.

20.   WAIVER OF
      EXEMPTIONS:               Tenant waives the benefit of the homestead or
                                any other exemption provided by law as to any of its obligations hereunder.

21.   REGULATORY
      COMPLIANCE:               Landlord and Tenant each agree to comply with
                                all applicable federal, state and local laws, rules, orders, ordinances and regulations, including environmental. Landlord and Tenant each represent that they are and will remain in full compliance with all federal, state and local statutes and regulations concerning hazardous substances and will remedy at that party's own expense and in an expeditious manner any and all violations of the same for which that party is responsible.

22.   EMINENT
      DOMAIN: If more than 10% of the demised premises is taken by eminent domain or if a significant portion of any parking areas are taken by eminent domain so that Tenant's business cannot be reasonably operated; this Lease may be terminated by Tenant giving Landlord notice no later than ninety (90) days from the date title vests in the condemning authority. Landlord shall be entitled to all damages and compensation awarded for any taking, and Tenant assigns to Landlord all its right to any such award. Tenant, however, may claim any award made specifically for fixtures and other equipment installed by it, but only if such award shall be made by the condemnation court in addition to and stated separately from the award made by it for the land and the building or part thereof so taken, but Tenant shall not claim any award for its leasehold.

23.   NATURE OF
      RELATIONSHIP:             The relationship between the parties is solely
                                that of Landlord and Tenant and nothing in this Lease shall be construed to creating a partnership or joint venture between the parties.

24.   BROKERAGE:                The parties represent and warrant to each other
                                that they have had no dealings with any real estate brokers regarding this lease and each agrees to indemnify and hold the other harmless from any claim for brokerage fee or commission arising from their respective acts.

25.   GOVERNING LAW:            This Lease shall be governed and construed in
                                accordance with the laws of the State of Virginia. The parties hereby waive all right to trial by jury in any claim, action, proceeding, or counterclaim by either of them against the other or any matters arising out of or in any way connected with this Lease, the relationship of Tenant and Landlord and/or Tenant's use or occupancy of the Leased Premises.

26.   SEVERABILITY:             If any provision of this Lease or any
                                application thereof shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof and any other application thereof shall not be impaired thereby.

27.   MODIFICATION:             This writing is intended by the parties as final
                                expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations, and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this lease.
                                Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease. No representations, understandings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. This Lease can only be modified by a writing signed by all of the parties or their duly authorized agents.
                                Time shall be of the essence with respect to all of the parties' obligations hereunder.

28.   RIDER:                    The parties hereto have discussed the
                                possibility of Tenant relocating within the Building. To cover that possibility, a Rider is attached hereto and made a part hereof.

29.   SUB-LEASE:                It is understood and agreed by and between the
                                parties that Tenant's previous sub-lease is hereby terminated.

30.   TENANT'S RIGHT
      TO AUDIT:                 Notwithstanding anything to the contrary
                                contained in this Lease, after receipt of Landlord's annual audited reconciliation statement, Tenant at its expense shall have the right at all reasonable times and upon five (5) business days notice to audit Landlord's books and records relating to items affecting CAM costs or real estate taxes for any prior or subsequent calendar year(s) for which additional rental payments become due.

                                Landlord shall fully cooperate with Tenant and its auditor so as to facilitate the performance of Tenant's audit. Tenant may review and copy such documentation during normal business hours. Tenant agrees to endeavor in good faith and use its reasonable efforts to conduct the audit in a manner which will cause minimum disruption to the operation of the Building and the management office.

                                In the event that it is determined that the actual CAM costs or real estate taxes for any calendar year, as chargeable to Tenant under this Lease are less than the amount set forth in the Landlord's reconciliation statement of such charges submitted by Landlord for such year, then Landlord shall reimburse Tenant for such overcharge within thirty (30) days of receipt of notice thereof.

        IN WITNESS WHEREOF, the parties to this Lease set their hands as of the date hereinabove written.

Landlord:                               WILLIAMSBURG SHOPPING CENTER,
                                        INC.

                                        By: /s/ GEORGE R. COLVIN, SR.
                                            ------------------------------
                                                GEORGE R. COLVIN, SR.
                                                Chairman

Tenant:                                 GEORGE MASON BANK

                                        By: /s/ KEVIN F. DECOSTE
                                            ------------------------------
                                        Name:   KEVIN F. DECOSTE
                                              ----------------------------
                                        Title:  EVP.
                                              ----------------------------

                                 RIDER TO LEASE

       THIS RIDER TO LEASE is dated the _____ day of __________, 1996 by and between WILLIAMSBURG SHOPPING CENTERS, INC., a Virginia corporation ("Landlord") and GEORGE MASON BANK ("Tenant") and is attached to and incorporated in a certain Lease by and between the Landlord and Tenant of even date with respect to space located at 6402 Williamsburg Boulevard, Arlington, Virginia, 22213. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease. To the extent any provision herein conflicts with any provision of said Lease, the terms and conditions of this Rider shall control.

FOR AND IN CONSIDERATION OF the mutual promises set forth in the Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

              1. For a period of twelve (12) months from the date hereof, Landlord may offer the demised premises for lease to a third party (subject however to Tenant's rights hereunder). If such third party agrees to lease the demised premises within the time period aforesaid, Tenant at its option may, by sending written notice to Landlord no later than ten (10) days after being informed by Landlord that such third party has agreed to lease the demised premises:

              A) terminate the Lease 150 days after giving Landlord written notice of its intent to so terminate

              B) elect to remain in the demised premises upon the following terms:

                         (i)       rent - $30,000 per year triple net payable in
                                          12 monthly installments

                        (ii)       term - 5 years from date of election

                       (iii)       renewal options -     1st 5 year extension at
                                                         $33,000 per year triple
                                                         net

                                                         -2nd 5 year extension
                                                         at $36,300 per year
                                                         triple net, or

              C) elect to move into the space labeled "Adjacent Space" on Exhibit A containing approximately 1,000 leasable square feet of space upon the following terms:

                         (i)       rent - $25,000 per year triple net payable in
                                          12 monthly installments, rent to
                                          commence upon substantial completion
                                          of the Adjacent Space

                        (ii)       term - 5 years from date of substantial
                                          completion of the Adjacent Space

                       (iii)       renewal options -     1st 5 year extension at
                                                         $27,500 per year triple
                                                         net

                                                   -     2nd 5 year extension at
                                                         $30,250 per year triple
                                                         net

                        (iv)       termination payment

                                   - if Tenant moves into the Adjacent Space but does not exercise the first renewal option, it shall pay Landlord upon expiration of the initial term of the Lease, the sum of $25,000.

                         (v)       buildout allowance

                                   - Landlord will contribute $50,000 toward the cost of completing the Adjacent Space to Tenant's specifications. Landlord will make best efforts to build the Adjacent Space and move the Tenant to the Adjacent Space in a manner to minimize the disruption of the Tenant's business activities.

              2. If Tenant exercises its option to move to the Adjacent Space, Tenant shall pay, based on monthly invoices, the cost of any work in excess of the $50,000 allocated portion of Tenant's allowance. Tenant shall be entitled, at its option, to a credit refund (payable at occupancy) to the extent Tenant does not use the entire allowance to cover the cost of completing the Adjacent Space.

             3. With respect to the Adjacent Space, all of the work to be done by Landlord in completing the Adjacent Space shall be substantially in accordance with the plans and specifications prepared by Tenant's architects and shall be done in compliance with all laws, ordinances, rules and regulations of all applicable governmental authorities. Upon Tenant's election to move into the Adjacent Space, Landlord shall immediately commence and proceed with due diligence to complete the Adjacent Space for Tenant's use and occupancy in accordance with Tenant's plans and specifications. All work shall be performed in a first class workmanlike manner and all materials shall be of first class quality.

       WITNESS THE FOLLOWING SIGNATURES AND SEALS:



Date: APRIL 6, 1996                LANDLORD:

                                   WILLIAMSBURG SHOPPING CENTERS, INC., a
                                   Virginia corporation



                                   By: /s/ GEORGE R. COLVIN, SR. (SEAL)
                                       --------------------------
                                   Name:   GEORGE R. COLVIN, SR
                                   Title:  CHAIRMAN

                                   TENANT:

                                   GEORGE MASON BANK


                                   By: /s/ KEVIN F. DECOSTE (SEAL)
                                       ---------------------
                                   Name:   Kevin F. DeCoste
                                   Title:  EVP

                       WILLIAMSBURG SHOPPING CENTERS, INC.
                              9330 MELLENBROOK ROAD
                               COLUMBIA, MD 21045

                                  APRIL 6, 1996

                      MINUTES - MEETING OF THE STOCKHOLDERS

A meeting being held at 1:00 PM this date of the stockholders of the corporation. The following motions are put forth:

George R. Colvin, Jr., President, made a motion that will authorize George R. Colvin, Sr., Chairman, to sign the lease between the corporation and the George Mason Bank for the rental of 1,200 Square Feet of space in the shopping center and as further described in said lease.

Mary M. Colvin, Secretary, seconds the motion.

A majority of stockholders being present and voting, the above motion is unanimously approved.

                          In Witness Whereof, I have hereunto subscribed my name and affixed the seal of this corporation on April 6, 1996.




     /s/ GEORGE R. COLVIN                         /s/ MARY M. COLVIN
     ------------------------                     ----------------------
             Attested                                   Secretary




           [SIG]
     -------------------------
             Attested